Exhibit 99.1

ARES COMMERCIAL REAL ESTATE CORPORATION REPORTS

FOURTH QUARTER AND RECORD FULL-YEAR 2015 RESULTS

Fourth quarter net income of $8.9 million or $0.31 per diluted common share

Record full-year 2015 net income of $34.3 million or $1.20 per diluted common share

- Subsequent to end of fourth quarter -

Increased first quarter 2016 dividend to $0.26 per common share

Expands stock repurchase program to $30 million

DECEMBER 31, 2015 FINANCIAL RESULTS

New York, NY — March 1, 2016 - Ares Commercial Real Estate Corporation (the “Company,” “ACRE,” “we,” or “our”) (NYSE:ACRE), a specialty finance company primarily engaged in principal lending and mortgage banking of commercial real estate loans, reported net income of $8.9 million or $0.31 per diluted common share and record net income of $34.3 million or $1.20 per diluted common share, respectively, for the fourth quarter and full-year of 2015. In addition, the Company announced that its board of directors declared a first quarter 2016 dividend of $0.26 per common share payable on April 15, 2016 to common stockholders of record on March 31, 2016.

“We are very pleased with our fourth quarter results, which concluded a strong year of execution where we exceeded our 2015 earnings goals and generated approximately 40% growth in year-over-year earnings per share,” commented Robert Rosen, Interim Co-Chief Executive Officer and Chairman of ACRE. “During 2015, we efficiently deployed our available capital, expanded the production and profitability of our mortgage banking platform, maintained our strong credit discipline and further diversified our sources of financing. In addition, our investment portfolio continues to perform exceptionally well. Our strong execution against our goals and objectives positions ACRE to capitalize on the current market opportunity in 2016 and beyond. As a result, the Board of Directors has increased the quarterly dividend to $0.26 per common share. We currently expect our 2016 earnings per share to exceed our new level of dividends on an annual basis.”

“Given current market volatility, borrowers are increasingly demanding the surety of execution and flexible capital that we provide,” said John Jardine, Co-Chief Executive Officer and President of ACRE. “We believe this enhances our value proposition and provides us with the opportunity to take advantage of the higher returning investment opportunities currently available in the market. However, consistent with our disciplined approach to credit, we plan to be measured in our deployment of available capital.”

“Having renewed or closed new funding facilities throughout 2015, we are well positioned with diverse sources of liquidity, moderate leverage and significant available capital for investment,” said Tae-Sik Yoon Chief Financial Officer of ACRE. “Given the strength of our balance sheet and our available sources of liquidity, we expect to make purchases of our stock at current levels under our expanded stock repurchase program.”

THREE MONTHS ENDED DECEMBER 31, 2015 FINANCIAL HIGHLIGHTS

Financial Results and Activities:

•                  For the three months ended December 31, 2015, net income was $8.9 million or $0.31 per diluted common share, comprised of $6.9 million in net income for the Principal Lending segment and $2.0 million in net income for the Mortgage Banking segment.

•                  For the Principal Lending segment, new originations were $63.0 million in commitments and $59.1 million in outstanding principal and an additional $16.3 million of fundings on existing commitments for the three months ended December 31, 2015. Loan repayments totaled $135.5 million in outstanding principal for the three months ended December 31, 2015.

•                  For the Mortgage Banking segment, originations totaled $195.9 million in commitments for the three months ended December 31, 2015.

Capital Activities:

•                  In October 2015, the Company amended the $140.0 million revolving master repurchase facility with UBS Real Estate Securities Inc. to, among other things, extend the initial maturity date to October 21, 2018 and amend the price differential (or interest rate).

•                  In December 2015, the Company entered into a $155.0 million Credit and Guaranty Agreement (the ‘‘Secured Term Loan”) with Highbridge Principal Strategies, LLC, as administrative agent, and DBD Credit Funding LLC, as collateral agent. The Company made an initial draw of $75.0 million at closing with the remaining $80.0 million that may be drawn within nine months of closing. The Secured Term Loan has a maturity date of December 9, 2018.

•                  In December 2015, the Company amended and restated the $225.0 million Amended and Restated Master Repurchase and Securities Contract with Wells Fargo Bank, National Association (“Wells Fargo Facility”) to, among other things, extend the maturity date to December 14, 2016 and amend the interest rate. In addition, the Company continues to have two 12-month extensions at the Company’s option provided that certain conditions are met and applicable extension fees are paid, which, if exercised, would extend the final maturity of the Wells Fargo Facility to December 14, 2018.

•                  On December 15, 2015, the entire aggregate principal amount outstanding of the Company’s unsecured 7.00% Convertible Senior Notes (the “2015 Convertible Notes”) matured and were repaid in accordance with the terms of the Indenture governing the 2015 Convertible Notes.

FULL-YEAR 2015 FINANCIAL HIGHLIGHTS

Financial Results and Activities:

•                  For full-year 2015, net income was $34.3 million or $1.20 per diluted common share, comprised of $27.3 million in net income for the Principal Lending segment and $7.0 million in net income for the Mortgage Banking segment.

•                  For the Principal Lending segment, new originations were $165.7 million in commitments and $159.3 million in outstanding principal and an additional $70.5 million of fundings on existing commitments, excluding non-controlling interests held by third parties, for full-year 2015. Loan repayments totaled $410.6 million in outstanding principal for full-year 2015.

•                  For the Mortgage Banking segment, originations totaled $838.4 million in commitments for full-year 2015.

PRINCIPAL LENDING SEGMENT AS OF DECEMBER 31, 2015

At December 31, 2015, within its Principal Lending segment, the Company had originated or co-originated 38 loans held for investment (excluding 24 loans totaling $762.7 million in outstanding principal that were repaid or sold since inception) totaling approximately $1.3 billion in commitments and $1.1 billion in outstanding principal, excluding non-controlling interests held by third parties.

Portfolio Interest Rate, Yield and Remaining Life Summary ($ in millions):

	As of December 31, 2015
	Carrying Amount (1)	Outstanding Principal (1)	Weighted Average Interest Rate	Weighted Average Unleveraged Effective Yield (2)	Weighted Average Remaining Life (Years)
Senior mortgage loans	$961.4	$965.6	4.4%	5.1%	1.4
Subordinated debt and preferred equity investments	166.4	168.2	10.6%	11.2%	5.1
Total loans held for investment portfolio (excluding non-controlling interests held by third parties)	$1,127.8	$1,133.8	5.3%	6.0%	1.9

(1)                                 The difference between the Carrying Amount and the Outstanding Principal face amount of the loans held for investment consists of unamortized purchase discount, deferred loan fees and loan origination costs.  The table above excludes non-controlling interests held by third parties. A reconciliation of the Carrying Amount of loans held for investment portfolio, excluding non-controlling interests, to the Carrying Amount of loans held for investment as included within the Company’s consolidated balance sheets, is presented below.

(2)                                 Unleveraged Effective Yield is the compounded effective rate of return that would be earned over the life of the investment based on the contractual interest rate (adjusted for any deferred loan fees, costs, premium or discount) and assumes no dispositions, early prepayments or defaults. The Total Weighted Average Unleveraged Effective Yield is calculated based on the average of Unleveraged Effective Yield of all loans held by the Company as of December 31, 2015 as weighted by the Outstanding Principal balance of each loan.

As of December 31, 2015, 93% of the Principal Lending segment’s loans held for investment portfolio consisted of floating rate loans and 85% consisted of senior mortgage loans (as measured by outstanding principal), excluding non-controlling interests held by third parties.

A reconciliation of ACRE’s loans held for investment portfolio, excluding non-controlling interests held by third parties, to ACRE’s loans held for investment as shown within its consolidated balance sheets is as follows ($ in millions):

	As of December 31, 2015
	Carrying Amount	Outstanding Principal
Total loans held for investment portfolio (excluding non-controlling interests held by third parties)	$1,127.8	$1,133.8
Non-controlling interest investment held by third parties	46.6	46.6
Loans held for investment	$1,174.4	$1,180.4

Portfolio Diversification Summary as of December 31, 2015 (excluding non-controlling interests held by third parties) ($ in millions):

PROPERTY TYPE

	Outstanding Principal	% of Portfolio
Multifamily	$362.0	32%
Office	293.9	26%
Mixed-use	110.8	10%
Retail	106.3	9%
Industrial	99.0	9%
Various	48.5	4%
Healthcare	41.6	4%
Hotel	71.7	6%
Total	$1,133.8	100%

GEOGRAPHIC MIX

	Outstanding Principal	% of Portfolio
Midwest	$290.1	26%
Southeast	197.8	18%
Mid-Atlantic/Northeast	231.3	20%
Southwest	241.6	21%
West	124.5	11%
Diversified	48.5	4%
Total	$1,133.8	100%

MORTGAGE BANKING SEGMENT (ACRE CAPITAL) AS OF DECEMBER 31, 2015

For the three months ended December 31, 2015, ACRE Capital originated $195.9 million in total commitments comprised of $63.6 million in Fannie Mae Delegated Underwriting and Servicing (“Fannie Mae”) loans, $41.8 million in Federal Housing Administration (“HUD”) loans and $90.5 million in Federal Home Loan Mortgage Corporation (“Freddie Mac”) loans.

As of December 31, 2015, ACRE Capital’s multifamily servicing portfolio consisted of 973 loans with an unpaid principal balance of $4.9 billion. The carrying value of ACRE Capital’s MSRs was $61.8 million at December 31, 2015.

RECENT DEVELOPMENTS, INVESTMENT CAPACITY AND LIQUIDITY

On January 20, 2016, the Company originated a $56.0 million first mortgage loan on a hotel portfolio located in California. At closing, the outstanding principal balance was approximately $56.0 million. The loan has an interest rate of LIBOR + 4.75% (plus origination and exit fees) subject to a 0.25% LIBOR floor and an initial term of three years.

On February 26, 2016, the Company amended its $50.0 million Bridge Loan Warehousing Credit and Security Agreement with Bank of America, N.A. to expand the eligible assets to include loans secured by general and affordable multifamily properties.

On February 26, 2016, the Company amended its $50.0 million secured revolving funding facility with City National Bank (the “March 2014 CNB Facility”) to extend the maturity date to March 11, 2017. In addition, the Company continues to have one 12-month extension at its option provided that certain conditions are met and applicable extension fees are paid, which, if exercised, would extend the final maturity of the March 2014 CNB Facility to March 10, 2018.

As of February 26, 2016, the Company had approximately $170 million in capital, either in cash or in approved but undrawn capacity under the Company’s borrowing facilities. After holding in reserve $10 million in liquidity requirements, the Company expects to have approximately $160 million in capital available to fund new loans, fund outstanding commitments on existing loans, repurchase its common shares and for other working capital and general corporate purposes. Assuming that the Company uses all such amount as capital to make new senior loans and the Company is able to leverage such amount under its financing facilities at a debt-to-equity ratio of 2.5:1, the Company would have the capacity to fund approximately $560 million of additional senior loans.

As of February 26, 2016, the total unfunded commitments for the Company’s existing loans held for investment were approximately $90 million. In addition, borrowings under the Company’s secured funding agreements were approximately $564 million, borrowings under the Company’s secured term loan was approximately $75 million, debt issued in the form of commercial mortgage-backed securities was approximately $28 million and debt issued in the form of collateralized loan obligations was approximately $193 million.

On February 28, 2016, the Company’s board of directors increased the size of the existing $20.0 million stock repurchase program to $30.0 million and extended the stock repurchase program through March 31, 2017.

On March 1, 2016, the Company declared a cash dividend of $0.26 per common share for the first quarter of 2016. The first quarter 2016 dividend is payable on April 15, 2016 to common stockholders of record as of March 31, 2016.

2016 ANNUAL STOCKHOLDERS MEETING

The Board of Directors set April 15, 2016 as the record date for the Company’s 2016 Annual Meeting of Stockholders. The 2016 Annual Meeting of Stockholders will be held on June 27, 2016, at 11:00 a.m., Eastern Daylight Time, at the offices of Proskauer Rose LLP, Eleven Times Square, New York, New York 10036.

FOURTH QUARTER 2015 DIVIDEND

On November 5, 2015, the Company declared a cash dividend of $0.25 per common share for the fourth quarter of 2015. The fourth quarter 2015 dividend was paid on January 19, 2016 to common stockholders of record as of December 31, 2015.

CONFERENCE CALL AND WEBCAST INFORMATION

On Tuesday, March 1, 2016, the Company invites all interested persons to attend its webcast/conference call at 12:00 p.m. (Eastern Time) to discuss its fourth quarter and full-year 2015 financial results.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Resources section of the Company’s website at http://www.arescre.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call by dialing (888)-317-6003. International callers can access the conference call by dialing +1(412)-317-6061. All callers will need to enter the Participant Elite Entry Number 5357745 followed by the # sign and reference “Ares Commercial Real Estate Corporation” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected. For interested parties, an archived replay of the call will be available through March 14, 2016 at 5:00 p.m. (Eastern Time) to domestic callers by dialing (877)-344-7529 and to international callers by dialing +1(412)-317-0088. For all replays, please reference conference number 10078265. An archived replay will also be available through March 14, 2016 on a webcast link located on the Home page of the Investor Resources section of the Company’s website.

ABOUT ARES COMMERCIAL REAL ESTATE CORPORATION

Ares Commercial Real Estate Corporation is a specialty finance company primarily engaged in principal lending and mortgage banking of commercial real estate investments. Through Ares Commercial Real Estate Corporation’s national direct origination platform, it provides a broad offering of flexible financing solutions for commercial real estate owners and operators. Through ACRE Capital LLC, Ares Commercial Real Estate Corporation’s mortgage banking subsidiary, it originates and services multifamily residential mortgage loans, senior housing and healthcare facility loans by utilizing programs overseen by governmental agencies and government-sponsored entities. Ares Commercial Real Estate Corporation elected and qualified to be taxed as a real estate investment trust and is externally managed by a subsidiary of Ares Management, L.P. (NYSE:ARES), a publicly traded, leading global alternative asset manager with approximately $94.0 billion of assets under management as of December 31, 2015. For more information, please visit www.arescre.com. The contents of such website are not, and should not be deemed to be, incorporated by reference herein.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast / conference call may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities and Exchange Act of 1934, as amended, which relate to future events or Ares Commercial Real Estate Corporation’s future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including the returns on current and future investments, rates of repayments and prepayments on the Company’s mortgage loans, availability of investment opportunities, the Company’s ability to originate additional investments and completion of pending investments, the availability of capital, the impact of repurchasing equity capital, the availability and cost of financing, market trends and conditions in the Company’s industry and the general economy, the level of lending and borrowing spreads, commercial real estate loan volumes, the continuing operation of government agencies, government-sponsored enterprise activity and the risks described from time to time in the Company’s filings with the Securities and Exchange Commission. Any forward-looking statement, including any contained herein, speaks only as of the time of this press release and Ares Commercial Real Estate Corporation undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call. Projections and forward-looking statements are based on management’s good faith and reasonable assumptions, including the assumptions described herein.

CONTACTS

Ares Commercial Real Estate Corporation

Carl Drake or John Stilmar

(888)-818-5298

iracre@aresmgmt.com

ARES COMMERCIAL REAL ESTATE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	As of December 31,
	2015	2014
ASSETS
Cash and cash equivalents ($8 and $47 related to consolidated VIEs, respectively)	$8,995	$16,551
Restricted cash	30,380	66,121
Loans held for investment ($483,572 and $848,224 related to consolidated VIEs, respectively)	1,174,391	1,462,584
Loans held for sale, at fair value	30,612	203,006
Mortgage servicing rights, at fair value	61,800	58,889
Other assets ($2,695 and $3,438 of interest receivable related to consolidated VIEs, respectively; $35,607 and $18,352 of other receivables related to consolidated VIEs, respectively)	72,804	55,004
Total assets	$1,378,982	$1,862,155
LIABILITIES AND EQUITY
LIABILITIES
Secured funding agreements	$522,775	$552,799
Warehouse lines of credit	24,806	193,165
Secured term loan	69,762	—
Convertible notes	—	67,414
Commercial mortgage-backed securitization debt (consolidated VIE)	61,815	217,495
Collateralized loan obligation securitization debt (consolidated VIE)	192,528	305,734
Allowance for loss sharing	8,969	12,349
Due to affiliate	2,658	2,735
Dividends payable	7,152	7,147
Other liabilities ($299 and $498 of interest payable related to consolidated VIEs, respectively)	32,029	22,431
Total liabilities	922,494	1,381,269
Commitments and contingencies
EQUITY
Common stock, par value $0.01 per share, 450,000,000 shares authorized at December 31, 2015 and 2014, 28,609,650 and 28,586,915 shares issued and outstanding at December 31, 2015 and 2014, respectively	284	284
Additional paid-in capital	421,179	420,344
Accumulated deficit	(11,992)	(17,674)
Total stockholders’ equity	409,471	402,954
Non-controlling interests in consolidated VIEs	47,017	77,932
Total equity	456,488	480,886
Total liabilities and equity	$1,378,982	$1,862,155

ARES COMMERCIAL REAL ESTATE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	For the three months ended December 31, 2015	For the year ended December 31, 2015
Net interest margin:
Interest income from loans held for investment	$21,206	$86,337
Interest expense	(8,756)	(36,342)
Net interest margin	12,450	49,995
Mortgage banking revenue:
Servicing fees, net	4,113	16,051
Gains from mortgage banking activities	6,220	27,067
Provision for loss sharing	(16)	1,093
Change in fair value of mortgage servicing rights	(1,843)	(8,798)
Mortgage banking revenue	8,474	35,413
Total revenue	20,924	85,408
Expenses:
Management fees to affiliate	1,501	5,948
Professional fees	799	3,091
Compensation and benefits	4,456	20,448
General and administrative expenses	1,618	6,795
General and administrative expenses reimbursed to affiliate	919	3,878
Total expenses	9,293	40,160
Income from operations before income taxes	11,631	45,248
Income tax expense	579	1,928
Net income attributable to ACRE	11,052	43,320
Less: Net income attributable to non-controlling interests	(2,175)	(9,035)
Net income attributable to common stockholders	$8,877	$34,285
Net income per common share:
Basic earnings per common share	$0.31	$1.20
Diluted earnings per common share	$0.31	$1.20
Weighted average number of common shares outstanding:
Basic weighted average shares of common stock outstanding	28,525,361	28,501,897
Diluted weighted average shares of common stock outstanding	28,609,650	28,597,568

ARES COMMERCIAL REAL ESTATE CORPORATION AND SUBSIDIARIES

BALANCE SHEET SEGMENT INFORMATION

AS OF DECEMBER 31, 2015 and 2014

(in thousands)

2015:	Principal Lending	Mortgage Banking	Total
Cash and cash equivalents	$5,066	$3,929	$8,995
Restricted cash	13,083	17,297	30,380
Loans held for investment	1,174,391	—	1,174,391
Loans held for sale, at fair value	—	30,612	30,612
Mortgage servicing rights, at fair value	—	61,800	61,800
Other assets	53,191	19,613	72,804
Total Assets	$1,245,731	$133,251	$1,378,982

2014:	Principal Lending	Mortgage Banking	Total
Cash and cash equivalents	$15,045	$1,506	$16,551
Restricted cash	49,679	16,442	66,121
Loans held for investment	1,462,584	—	1,462,584
Loans held for sale, at fair value	—	203,006	203,006
Mortgage servicing rights, at fair value	—	58,889	58,889
Other assets	39,959	15,045	55,004
Total Assets	$1,567,267	$294,888	$1,862,155

ARES COMMERCIAL REAL ESTATE CORPORATION AND SUBSIDIARIES

THREE MONTHS ENDED DECEMBER 31, 2015

SEGMENT STATEMENT OF OPERATIONS

(in thousands)

	Principal Lending	Mortgage Banking		Total
Net interest margin:
Interest income from loans held for investment	$21,206	$—		$21,206
Interest expense	(8,756)	—	(2)	(8,756)
Net interest margin	12,450 (1)	—		12,450

Mortgage banking revenue:
Servicing fees, net	—	4,113	(2)	4,113
Gains from mortgage banking activities	—	6,220		6,220
Provision for loss sharing	—	(16)		(16)
Change in fair value of mortgage servicing rights	—	(1,843)		(1,843)
Mortgage banking revenue	—	8,474		8,474
Total revenue	12,450	8,474		20,924

Expenses:
Management fees to affiliate	1,357	144		1,501
Professional fees	483	316		799
Compensation and benefits	—	4,456		4,456
General and administrative expenses	686	932		1,618
General and administrative expenses reimbursed to affiliate	835	84		919
Total expenses	3,361	5,932		9,293
Income from operations before income taxes	9,089	2,542		11,631
Income tax expense	4	575		579
Net income attributable to ACRE	9,085	1,967		11,052
Less: Net income attributable to non-controlling interests	(2,175)	—		(2,175)
Net income attributable to common stockholders	$6,910	$1,967		$8,877

(1)                                 Revenues from two of the Company’s borrowers in the Principal Lending segment represented approximately 30.5% of the Company’s consolidated revenues for the three months ended December 31, 2015.

(2)                                 Interest expense does not include interest expense related to the intercompany notes between the two business segments presented, Mortgage Banking (conducted through ACRE Capital Holdings LLC) as borrower and Principal Lending (conducted through the Company) as lender. Additionally, servicing fees, net does not include servicing fee revenue related to the primary servicing of ACRE’s loan portfolio by ACRE Capital. The intercompany interest expense and servicing fee revenue are eliminated from the consolidated financial statements of the Company. If intercompany interest expense and servicing fee revenue were included in the consolidated financial statements, interest expense, servicing fees, net and net income for the three months ended December 31, 2015 would have been $1.1 million, $4.2 million and $0.9 million, respectively, for Mortgage Banking.

ARES COMMERCIAL REAL ESTATE CORPORATION AND SUBSIDIARIES

FULL-YEAR 2015

SEGMENT STATEMENT OF OPERATIONS

(in thousands)

	Principal Lending	Mortgage Banking		Total
Net interest margin:
Interest income from loans held for investment	$86,337	$—		$86,337
Interest expense	(36,342)	—	(2)	(36,342)
Net interest margin	49,995 (1)	—		49,995

Mortgage banking revenue:
Servicing fees, net	—	16,051	(2)	16,051
Gains from mortgage banking activities	—	27,067		27,067
Provision for loss sharing	—	1,093		1,093
Change in fair value of mortgage servicing rights	—	(8,798)		(8,798)
Mortgage banking revenue	—	35,413		35,413
Total revenue	49,995	35,413		85,408

Expenses:
Management fees to affiliate	5,397	551		5,948
Professional fees	2,018	1,073		3,091
Compensation and benefits	—	20,448		20,448
General and administrative expenses	2,830	3,965		6,795
General and administrative expenses reimbursed to affiliate	3,426	452		3,878
Total expenses	13,671	26,489		40,160
Income from operations before income taxes	36,324	8,924		45,248
Income tax expense (benefit)	(11)	1,939		1,928
Net income attributable to ACRE	36,335	6,985		43,320
Less: Net income attributable to non-controlling interests	(9,035)	—		(9,035)
Net income attributable to common stockholders	$27,300	$6,985		$34,285

(1)                                 Revenues from two of the Company’s borrowers in the Principal Lending segment represented approximately 29.1% of the Company’s consolidated revenues for the year ended December 31, 2015.

(2)                                 Interest expense does not include interest expense related to the intercompany notes between the two business segments presented, Mortgage Banking (conducted through ACRE Capital Holdings LLC) as borrower and Principal Lending (conducted through the Company) as lender. Additionally, servicing fees, net does not include servicing fee revenue related to the primary servicing of ACRE’s loan portfolio by ACRE Capital. The intercompany interest expense and servicing fee revenue are eliminated from the consolidated financial statements of the Company. If intercompany interest expense and servicing fee revenue were included in the consolidated financial statements, interest expense, servicing fees, net and net income for the year ended December 31, 2015 would have been $4.3 million, $16.5 million and $3.1 million, respectively, for Mortgage Banking.